Name of Registrant: Seasons Series Trust
Portfolio Name:  Diversified Fixed Income




Name of Issuer: 					Bank of American Corp.

Title of Security:					Bond

Date of First Offering:					08/09/2006

Amount of Total Offering:				$750,000,000


Unit Price:						$99.57

Underwriting Spread or Commission:			87.00 vs. T 5 1/8  05-16

Maturity Date:						08/15/2016

Current Yield:						5.807


Total Par Value of Bonds Purchased:			150,000

Dollar Amount of Purchases:				$149,358

Number of Shares Purchased:				N/A

Years of Continuous Operation:				8 years

Name(s) of Underwriter(s) or				Banc of America Securities, LLC,
Dealer(s) from whom Purchased:				Bear Stearns & Co. Inc., Blaylock & Company,
							Inc., HSBC, Siebert Capital Markets